FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Issuer

INTERNATIONAL TOWER HILL MINES LTD. (the “Issuer”)

Suite 1920 – 1188 West Hastings Street

Vancouver, B.C. V6E 4A2

Item 2.	Date of Material Change

November 16, 2010

Item 3.	News Release

The date of the material change report issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change report disclosed in this report is November 16, 2010.  The material change report was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer reports defines significantly higher grade near surface zones at the Livengood Gold Deposit, Alaska.

Item 5.	Full Description of Material Change

The Issuer reports the results from the latest 30 holes completed in its 55,000-metre Summer 2010 Livengood Exploration Program (Figure 1).  The Summer 2010 program is focused on the conversion of the existing NI 43-101 indicated and inferred resources to the measured and indicated categories through infill drilling, as well as step-out resource expansion and mine development-related engineering and environmental testing.  The Issuer is currently operating seven drills at Livengood (three RC and four core rigs).

Highlights of the ongoing 2010 work program at Livengood include:

      Infill drilling continues to expand and add greater definition of near surface, higher grade areas in the Core and Sunshine zones.  Recent results continue to outline significant zones of higher grade mineralization in the top 150 metres of the deposit, which will be the key economic drivers of starter pit design work in the coming months.  Several significant intervals highlighted in this news release in this shallow zone are: MK-RC-0448, 47m @ 1.76 g/t gold beginning at 96 metres; MK-RC-0446, 32m @ 1.39 g/t gold beginning at 78 metres; MK-RC-0440 15m @ 3.11 g/t gold beginning at 24 metres; MK-RC-044, 1 27m @ 1.09 g/t gold & 31m @ 1.57 g/t gold beginning at 11 metres and MK-10-62, 18m @ 4.18 g/t gold & 71m @ 0.98 g/t gold beginning at 67 metres.
      Completion of infill drill holes below the floor of prior drilling (approximately 300 metres in depth) in the Core Zone continues to expand this dimension of the deposit.  Ten of 18 Core Zone drill holes reported in this news release have significant intercepts below the general floor of previous drilling (MK-RC-0432, 17m @ 1.85 g/t gold beginning at 384 metres; MK-RC-0443, 15m @ 1.08 g/t gold beginning at 299 metres; MK-RC-0440, 11m @ 1.08 g/t gold beginning at 291 metres).

Figure 1 : Locations of new assay results and current cumulative grade thickness map.
Grade thickness contours are plotted relative the collar locations shown.

Table 1: Significant Livengood New Intercepts*

*Intercepts are calculated using a 0.25g/t gold cutoff and a maximum of 3 metres of internal waste.

Drill Hole	From (metres)	To (metres)	Thickness (metres)	Gold (g/t)	Area

MK-RC-0404	111.25	114.3	3.05	1.82	Olive

MK-RC-0425		no significant intercepts			Core Infill

MK-RC-0428	83.82	92.96	9.14	0.66	Core Infill
	105.16	117.35	12.19	1.41
includes	105.16	108.2	3.04	4.59
	123.44	138.68	15.24	1.14
includes	132.59	135.64	3.05	3.07
	227.08	237.74	10.66	0.52
	243.84	275.84	32	0.82
includes	254.51	263.65	9.14	1.20
	286.51	301.75	15.24	0.67
	307.85	316.99	9.14	0.88
includes	312.42	315.47	3.05	2.01
	333.76	338.33	4.57	1.61

MK-RC-0429	6.1	24.38	18.28	0.96	Core Infill
includes	18.29	24.38	6.09	1.94
	30.48	45.72	15.24	0.86
includes	42.67	45.72	3.05	1.93
	77.72	86.87	9.15	1.45
includes	80.77	83.82	3.05	3.67
	97.54	175.26	77.72	1.01
includes	109.73	115.82	6.09	1.45
includes	147.83	152.4	4.57	7.07
	219.46	225.55	6.09	1.36
includes	219.46	222.5	3.04	2.03

MK-RC-0430	146.3	152.4	6.1	1.15	Sunshine North
includes	147.83	150.88	3.05	1.71

MK-RC-0431	16.76	24.38	7.62	0.78	Core Infill
	103.63	108.2	4.57	1.32
	184.4	190.5	6.1	2.67
	275.84	286.51	10.67	0.50

MK-RC-0432	7.62	24.38	16.76	0.68	Core Infill
	32	54.86	22.86	0.76
includes	33.53	39.62	6.09	1.66
	82.3	94.49	12.19	1.82
	99.06	126.49	27.43	0.61
	152.4	166.12	13.72	0.66
includes	152.4	155.45	3.05	1.68
	167.64	227.08	59.44	0.71
includes	211.84	217.93	6.09	1.30
	295.66	309.37	13.71	0.66
	384.05	400.81	16.76	1.85
includes	385.57	390.14	4.57	5.62

MK-RC-0433	109.73	115.82	6.09	2.61	Core Infill
	138.68	150.88	12.2	0.75
	167.64	179.83	12.19	0.96
	182.88	192.02	9.14	1.51
includes	187.45	190.5	3.05	3.89
	213.36	265.18	51.82	1.06
includes	220.98	225.55	4.57	5.64

MK-RC-0434	82.3	96.01	13.71	0.39	Core Infill
	120.4	147.83	27.43	0.50
	152.4	161.54	9.14	1.08
	219.46	248.41	28.95	0.68
	256.03	301.75	45.72	0.92
	310.9	320.04	9.14	0.55
	338.33	365.76	27.43	0.54

MK-RC-0435	4.57	12.19	7.62	0.74	Sunshine North
	76.2	83.82	7.62	0.80
	158.5	172.21	13.71	1.18
	249.94	271.27	21.33	0.34
	330.71	344.42	13.71	0.86

MK-RC-0436	152.4	170.69	18.29	0.31	Core Infill
	195.07	210.31	15.24	0.94
includes	204.22	208.79	4.57	1.72
	228.6	263.65	35.05	0.74
includes	242.32	246.89	4.57	2.63
	355.09	370.33	15.24	0.56

MK-RC-0437	225.55	310.9	85.35	0.86	Core Infill
includes	227.08	237.74	10.66	2.50
includes	263.65	268.22	4.57	1.40
	335.28	359.66	24.38	0.63
includes	339.85	344.42	4.57	1.25

MK-RC-0438	106.68	114.3	7.62	0.90	Core Infill
	175.26	187.45	12.19	4.63
includes	182.88	185.93	3.05	16.21
	192.02	198.12	6.1	1.23
	207.26	245.36	38.1	1.70
includes	207.26	211.84	4.58	11.02
	393.19	409.96	16.77	0.42

MK-RC-0439	60.96	94.49	33.53	0.66	Sunshine North

MK-RC-0440	24.38	39.62	15.24	3.11	Core Infill
includes	25.91	33.53	7.62	5.64
	47.24	57.91	10.67	0.66
	199.64	254.51	54.87	0.88
includes	216.41	219.46	3.05	1.95
includes	236.22	243.84	7.62	1.46
includes	251.46	254.51	3.05	3.39
	259.08	271.27	12.19	1.96
includes	262.13	266.7	4.57	4.35
	277.37	286.51	9.14	0.61
	291.08	301.75	10.67	1.08
includes	291.08	295.66	4.58	2.04

MK-RC-0441	10.67	38.1	27.43	1.09	Core Infill
includes	15.24	22.86	7.62	2.38
	42.67	73.15	30.48	1.57
includes	42.67	56.39	13.72	2.95
	97.54	117.35	19.81	0.29
	131.06	147.83	16.77	0.56
	149.35	187.45	38.1	0.89
includes	153.92	158.5	4.58	1.79
includes	178.31	184.4	6.09	1.62
	201.17	214.88	13.71	0.47
	219.46	228.6	9.14	0.85
	269.75	281.94	12.19	0.46

MK-RC-0442	76.2	89.92	13.72	0.67	Sunshine Infill
	132.59	152.4	19.81	0.77
	161.54	170.69	9.15	0.56

MK-RC-0443	10.67	24.38	13.71	0.37	Core Infill
	181.36	198.12	16.76	0.56
	204.22	225.55	21.33	0.72
includes	213.36	217.93	4.57	1.25
	240.79	254.51	13.72	0.68
	262.13	292.61	30.48	0.71
includes	281.94	284.99	3.05	1.94
	298.7	313.94	15.24	1.08
includes	298.7	301.75	3.05	3.13
	355.09	371.86	16.77	0.49
	374.9	396.24	21.34	0.42

MK-RC-0444	117.35	243.84	126.49	0.81	Core Infill
includes	129.54	137.16	7.62	1.67
includes	140.21	160.02	19.81	1.50
includes	201.17	205.74	4.57	1.47
includes	224.03	230.12	6.09	1.05
	330.71	335.28	4.57	1.30
	368.81	382.52	13.71	0.44

MK-RC-0446	1.52	68.58	67.06	0.80	Sunshine Infill
includes	25.91	28.96	3.05	1.14
	77.72	109.73	32.01	1.39
includes	82.3	85.34	3.04	3.93
includes	94.49	97.54	3.05	2.77
includes	100.58	103.63	3.05	2.55
	118.87	132.59	13.72	0.57
	150.88	164.59	13.71	0.86
includes	161.54	164.59	3.05	2.17

MK-RC-0447	207.26	237.74	30.48	0.86	Core Infill
includes	219.46	225.55	6.09	1.41
	259.08	281.94	22.86	0.55
	288.04	312.42	24.38	0.46

MK-RC-0448	19.81	25.91	6.1	1.33	Core Infill
	96.01	143.26	47.25	1.76
includes	106.68	115.82	9.14	4.15
includes	128.02	143.26	15.24	2.09
	163.07	172.21	9.14	0.77
	237.74	252.98	15.24	0.43
	315.47	326.14	10.67	0.97
includes	315.47	323.09	7.62	1.09
	362.71	373.38	10.67	0.48

MK-RC-0449	24.38	35.05	10.67	0.60	Core Infill
	181.36	256.03	74.67	1.29
includes	199.64	208.79	9.15	5.88
includes	222.5	233.17	10.67	1.60
	263.65	278.89	15.24	0.40
	292.61	327.66	35.05	0.56

MK-RC-0450	10.67	50.29	39.62	0.56	Sunshine Infill
	54.86	80.77	25.91	0.68
	83.82	92.96	9.14	1.92
includes	85.34	89.92	4.58	3.52
	117.35	140.21	22.86	0.39
	150.88	158.5	7.62	0.75
	217.93	234.7	16.77	0.80

MK-RC-0451	140.21	147.83	7.62	1.03	Sunshine Infill
	152.4	166.12	13.72	0.72
	172.21	199.64	27.43	0.72
	204.22	237.74	33.52	1.04
includes	208.79	213.36	4.57	1.72
includes	216.41	220.98	4.57	2.58
	240.79	292.61	51.82	0.42
	316.99	332.23	15.24	0.43

MK-RC-0453	25.91	86.87	60.96	0.62	Sunshine Infill
includes	70.1	73.15	3.05	2.53
	106.68	144.78	38.1	0.78
includes	106.68	109.73	3.05	1.64
includes	120.4	123.44	3.04	1.37
	163.07	190.5	27.43	0.56
	198.12	210.31	12.19	0.51
	358.14	377.95	19.81	0.36

MK-10-61	264.26	288.04	23.78	0.85	Olive
includes	285.14	288.04	2.90	3.64

MK-10-62	66.46	84.9	18.44	4.18	Core Infill
	88.41	159.51	71.1	0.98
	168.55	177.24	8.69	1.04
	180.44	197.35	16.91	0.67
	198.78	227.12	28.34	1.02
includes	217.32	219.45	2.13	2.94
	231.26	249.87	18.61	0.59
includes	246	247.82	1.82	3.68
	254.9	271.87	16.97	2.38

MK-10-63	0	34.9	34.9	0.59	Sunshine Infill
	74.83	102.26	27.43	0.66
	117.96	128.63	10.67	0.57
	131.67	141.35	9.68	0.53
	145.09	149.81	4.72	1.26
	176.16	262.1	85.94	0.76
	285.9	307.4	21.5	0.62
	334.06	354.93	20.87	0.61

MK-10-64	82.86	86.28	3.42	8.32	Sunshine Infill
	170.08	234.08	64	1.10
includes	186.62	187.76	1.14	5.22
includes	198.81	204.15	5.34	1.82
	237.13	266.97	29.84	0.62
	338.41	351.95	13.54	0.39

Livengood Project Highlights

      Drilling at the project continues to expand the deposit, with the current estimated resource only representing a snapshot in time.  The latest resource estimate (as at June 22, 2010) of 409 Mt at an average grade of 0.83 g/t gold (10.9Moz Indicated) and 94 Mt at an average grade of 0.79 g/t gold (2.4Moz Inferred), both at a 0.5 g/t gold cut-off grade, makes Livengood one of the largest new gold discoveries in North America.
      The Core and Sunshine Zones together account for most of the higher grade mineralization (Indicated Resources of 202 Mt at an average grade of 1.07 g/t gold and Inferred Resources of 40 Mt at an average grade of 1.06 g/t gold, based on a cut-off grade of 0.70 g/t gold) and will form the basis for starter pit design work.
      Ongoing metallurgical studies are focusing on the potential use of milling, with a flotation-gravity circuit, which has returned initial recoveries to a concentrate of 89%, thus offering significant potential for operational and capital cost savings.  Optimization work is ongoing for these processing alternatives, as they have the potential to make a significant positive impact on project economics.
      The geometry of the currently defined shallowly dipping, outcropping deposit has a low strip ratio amenable to low cost open pit mining which could support a high production rate and economies of scale.
      No major permitting hurdles have been identified to date.
      The Livengood project has a very favourable logistical location, being situated 110 road kilometres north of Fairbanks, Alaska along the paved, all-weather Elliott Highway, the Trans-Alaska Pipeline Corridor, and the proposed Alaska natural gas pipeline route.  The terminus of the Alaska State power grid lies approximately 80 kilometres to the south.
      ITH controls 100% of its approximately 145 square kilometre Livengood land package, which is made up of fee land leased from the Alaska Mental Health Trust, a number of smaller private mineral leases and 115 Alaska state mining claims.

Geological Overview

The Livengood Deposit is hosted in a thrust-interleaved sequence of Proterozoic to Palaeozoic sedimentary and volcanic rocks.  Mineralization is related to a 90 million year old (Fort Knox age) dike swarm that cuts through the thrust stack.  Primary ore controls are a combination of favourable lithologies and crosscutting structural zones.  In areas distal to the main structural zones, the selective development of disseminated mineralization in favourable host rocks is the main ore control.  Within the primary structural corridors, all lithologies can be pervasively altered and mineralized.  Devonian volcanic rocks and Cretaceous dikes represent the most favourable host lithologies and are pervasively altered and mineralized throughout the deposit.  Two dominant structural controls are present: 1) the major shallow south-dipping faults which host dikes and mineralization which are related to dilatant movement on structures of the original fold-thrust architecture during post-thrusting relaxation, and 2) steep NW trending linear zones which focus the higher-grade mineralization which cuts across all lithologic boundaries.  The net result is broad flat-lying zones of stratabound mineralization around more vertically continuous, higher grade core zones with a resulting lower strip ratio for the overall deposit and higher grade areas that could be amenable for starter pit production.

The surface gold geochemical anomaly at Livengood covers an area 6 kilometres long by 2 kilometres wide, of which approximately half has been explored by drilling to date.  Surface exploration is ongoing as new targets are being developed to the northeast and west of the known deposit.

Qualified Person and Quality Control/Quality Assurance

Jeffrey A. Pontius (CPG 11044), a qualified person as defined by National Instrument 43-101, has supervised the preparation of the scientific and technical information that forms the basis for this material change report and has approved the disclosure herein.  Mr. Pontius is not independent of the Issuer as he is the President and CEO and holds common shares and incentive stock options.

Development work at the Livengood Project is directed by Carl E. Brechtel (Colorado PE 23212, Nevada PE 8744), who is a qualified person as defined by National Instrument 43-101.  He is a member of SME, AusIMM and SAIMM.  Mr. Brechtel is not independent of the Issuer, as he is the COO and holds incentive stock options.

The work program at Livengood was designed and is supervised by Chris Puchner, Chief Geologist (CPG 07048), of the Company, who is responsible for all aspects of the work, including the quality control/quality assurance program.  On-site personnel at the project photograph the core from each individual borehole prior to preparing the split core.  Duplicate reverse circulation drill samples are collected with one split sent for analysis.  Representative chips are retained for geological logging.  On-site personnel at the project log and track all samples prior to sealing and shipping.  All sample shipments are sealed and shipped to ALS Chemex in Fairbanks, Alaska for preparation and then on to ALS Chemex in Reno, Nevada or Vancouver, B.C. for assay.  ALS Chemex’s quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025:1999.  Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Quality control is further assured by the use of international and in-house standards. Finally, representative blind duplicate samples are forwarded to ALS Chemex and an ISO compliant third party laboratory for additional quality control.

Cautionary Note Regarding Forward-Looking Statements

This material change report contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, the potential for the expansion of the estimated resources at Livengood, the potential to convert the existing estimated resources at Livengood from the indicated and inferred categories to the measured and indicated categories; the potential for any production at the Livengood project, the potential for higher grade mineralization to form the basis for a starter pit component in any production scenario, the potential low strip ratio of the Livengood deposit being amenable for low cost open pit mining that could support a high production rate and economies of scale, the potential for cost savings due to the high gravity concentration component of some of the Livengood mineralization, the potential for operational and capital cost savings through the potential use of milling, with a flotation-gravity circuit, the completion of a pre-feasibility study at Livengood, the potential for a production decision to be made regarding Livengood, the potential commencement of any development of a mine at Livengood following a production decision, business and financing plans and business trends, are forward-looking statements.  Information concerning mineral resource estimates and the preliminary economic analysis thereof also may be deemed to be forward-looking statements in that it reflects a prediction of the mineralization that would be encountered, and the results of mining it, if a mineral deposit were developed and mined.  Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Issuer may produce or plan to produce, the Issuer's inability to obtain any necessary permits, consents or authorizations required for its activities, the Issuer's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Issuer’s Amended 2010 Annual Information Form filed with certain securities commissions in Canada and the Issuer’s 2010 Annual Report on Form 40-F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Issuer and filed with the appropriate regulatory agencies.  All of the Issuer's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the latest technical report filed with respect to the Livengood Property.

Cautionary Note Regarding References to Resources and Reserves

National Instrument 43 101 - Standards of Disclosure for Mineral Projects (“NI 43-101”) is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.  Unless otherwise indicated, all resource estimates contained in or incorporated by reference in this press release have been prepared in accordance with NI 43-101 and the guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) Standards on Mineral Resource and Mineral Reserves, adopted by the CIM Council on November 14, 2004 (the “CIM Standards”) as they may be amended from time to time by the CIM.

United States shareholders are cautioned that the requirements and terminology of NI 43-101 and the CIM Standards differ significantly from the requirements and terminology of the SEC set forth in the SEC’s Industry Guide 7 (“SEC Industry Guide 7”).  Accordingly, the Company’s disclosures regarding mineralization may not be comparable to similar information disclosed by companies subject to SEC Industry Guide 7.  Without limiting the foregoing, while the terms “mineral resources”, “inferred mineral resources”, “indicated mineral resources” and “measured mineral resources” are recognized and required by NI 43-101 and the CIM Standards, they are not recognized by the SEC and are not permitted to be used in documents filed with the SEC by companies subject to SEC Industry Guide 7.  Mineral resources which are not mineral reserves do not have demonstrated economic viability, and US investors are cautioned not to assume that all or any part of a mineral resource will ever be converted into reserves.  Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically.  It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher resource category.  Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility study, except in rare cases.  The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit amounts.  The term “contained ounces” is not permitted under the rules of SEC Industry Guide 7.  In addition, the NI 43-101 and CIM Standards definition of a “reserve” differs from the definition in SEC Industry Guide 7.  In SEC Industry Guide 7, a mineral reserve is defined as a part of a mineral deposit which could be economically and legally extracted or produced at the time the mineral reserve determination is made, and a “final” or “bankable” feasibility study is required to report reserves, the three-year historical price is used in any reserve or cash flow analysis of designated reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

#

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jeffrey A. Pontius, President & CEO

Business Telephone No.:  (303) 470-8700

Item 9.	Date of Report

November 18, 2010